Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
China Armco Metals, Inc.

We hereby consent to the use in this Registration Statement on Form S-1 (the “Registration Statement”) of our report dated June 27, 2008, relating to the consolidated balance sheets of Armco & Metawise (H.K) Limited and Subsidiaries (collectively “Armco”) as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, stockholder’s equity, and cash flows for the years then ended, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
September 5, 2008